Exhibit 99.1
News Release

Hi-Crush Partners LP Reports Third Quarter 2018 Results

•	Revenues of $214.0 million in 3Q 2018 vs. $248.5 million in 2Q 2018 and $167.6 million in 3Q 2017

•	Net income of $26.5 million in 3Q 2018 vs. $68.0 million in 2Q 2018 and $29.8 million in 3Q 2017

•	Adjusted EBITDA of $50.6 million in 3Q 2018 vs. $81.5 million in 2Q 2018 and $41.7 million in 3Q 2017

•	Contribution margin per ton of $23.92 in 3Q 2018 vs. $30.94 in 2Q 2018 and $19.39 in 3Q 2017

•	Volumes sold through PropStream® increased to 24% of sales

•	Volumes sold direct to E&Ps increased to 40% of sales

HOUSTON, October 30, 2018 - Hi-Crush Partners LP (NYSE: HCLP), "Hi-Crush" or the "Partnership", today reported third quarter 2018 results. Revenues for the third quarter of 2018 totaled $214.0 million on sales of 2,775,360 tons of frac sand. This compares to $248.5 million of revenues on sales of 3,037,504 tons of frac sand in the second quarter of 2018. The limited partners' interest in net income was $26.5 million for the third quarter of 2018, resulting in $0.30 basic and $0.29 diluted earnings per limited partner unit.

Earnings before interest, taxes, depreciation and amortization adjusted for earnings from equity method investments and loss on extinguishment of debt ("Adjusted EBITDA") was $50.6 million in the third quarter of 2018, compared to $81.5 million for the second quarter of 2018. Distributable cash flow attributable to the limited partners for the third quarter of 2018 was $40.0 million compared to $66.6 million for the second quarter of 2018. There was no distributable cash flow attributable to the holder of the incentive distribution rights ("IDRs") for the third quarter of 2018 compared to $7.8 million for the second quarter of 2018.

"The third quarter experienced a rapid change in market conditions in the frac sand sector," said Mr. Robert E. Rasmus, Chairman and Chief Executive Officer of Hi-Crush. "This change, attributable to declines in well completion activity and therefore demand for frac sand, impacted the market for Northern White volumes and pricing, which we expect to continue in the fourth quarter. The accelerated pace of slowdown in well completion activity, combined with supply additions and build-up of inventories in-basin, resulted in lower pricing for Northern White sand across all basins. We remain committed to our Mine. Move. Manage. operating strategy and to expanding our frac sand logistics solutions offering. We believe our focus on logistics will differentiate Hi-Crush and continue to benefit unitholders, particularly as the market rebounds in 2019 due to operator budget resets and the alleviation of takeaway capacity constraints in the Permian Basin."

Third Quarter 2018 Results

Revenues for the third quarter of 2018 totaled $214.0 million, compared to $248.5 million for the second quarter of 2018. The decrease was driven by lower pricing and reduced volumes. Lower pricing resulted from the slowdown in demand for frac sand that emerged during the third quarter of 2018, due to decreased well completions as E&Ps reduced activity during the quarter. The decline in demand was exacerbated by the start-up of new in-basin volumes in the Permian. Average sales price declined to $64 per ton in the third quarter of 2018, compared to $70 per ton in the second quarter of 2018. The reduced sales volumes sequentially reflect lower activity levels experienced during the third quarter, but were partially mitigated by sales made directly to operators and through our PropStream, integrated last mile logistics service. Of the total sales volumes reported in the third quarter of 2018, 24% were sold at the wellsite through PropStream, compared to 20% in the second quarter of 2018. Volumes sold directly to E&Ps represented 40% of the total in the third quarter of 2018, compared to 31% in the second quarter of 2018. Both sales volumes through PropStream and sales volumes sold direct to E&Ps also increased on an absolute basis in the third quarter.

Contribution margin was $23.92 per ton in the third quarter of 2018, compared to $30.94 per ton in the second quarter of 2018. The 23% decrease in contribution margin per ton primarily resulted from lower sales price on Northern White volumes as well as increased per ton production costs due to lower sales volumes.

"The increase in volumes sold through our PropStream logistics services and direct to operators benefited our sales volumes and, to a certain extent, our contribution margin in a challenging and rapidly evolving market landscape," said Ms. Laura C. Fulton, Chief Financial Officer of Hi-Crush. "In response to emerging pressures, we took proactive steps to control costs and concentrate capacity utilization at certain of our Wisconsin facilities, including our decision to idle the dry plant at Whitehall in late September.

We continue to focus on improvements to our cost structure from the mine to the last mile, and on establishing and deepening relationships with operators. Our continued expansion of last mile solutions benefited our results in the quarter and positions us well to respond quickly to expected market improvements spurred by alleviation of demand constraints beginning in early 2019. Our integrated last mile solutions mitigated some impacts from the market and pricing dynamics of sand, as does our in-basin production capability. The performance from our Kermit facility remains strong. We have been operating the facility at or above nameplate capacity for more than a year, and are pleased with its operations, which will continue to produce a strong base of cash flows for us, and provide reliable supply to our customers."

Structural Simplification

On October 22, 2018 the Partnership announced it had completed the acquisition of its sponsor, Hi-Crush Proppants LLC, the sole member of its general partner, for consideration of 11.0 million newly issued common units of the Partnership. Total value of the consideration for the acquisition, comprised entirely of the newly issued units, was $96.25 million based on the closing price of $8.75 per unit on October 19, 2018. Through the acquisition, which closed on October 21, 2018, Hi-Crush simplified its corporate structure, eliminated its incentive distribution rights ("IDRs") and associated reset provisions, cancelled remaining potential earnout payments from previous asset dropdowns, and acquired economic control of the Partnership from the general partner. The terms of the agreement were the result of arm’s length negotiation between the representatives of the majority owner of the sponsor and the Conflicts Committee, which is comprised solely of the independent directors of Hi-Crush’s Board of Directors.

"We are excited to have reached an agreement and complete the buyout of our sponsor and general partner," said Mr. Rasmus. "This transaction meaningfully simplifies our corporate structure and advances our progress towards conversion from an MLP to a C-Corp sooner than alternate paths. The transaction eliminates the IDRs and a future IDR reset, preserving cash, while also ensuring the interests of management and the unitholders are strongly aligned. We believe the buyout will result in immediate and long-term benefits for the Partnership as we continue the transformation of our business. These benefits include a lower cost of capital, increased appeal to a wider range of investors, improved corporate governance, enhanced financial flexibility, and ability to respond to the evolving dynamics of our business and industry, generating value for all stakeholders."

Operational Update

The acquisition of FB Industries Inc. ("FB Industries" or "FB") closed on August 1, 2018. There are 69 legacy FB Industries silo systems in the field today, with several in inventory and in production. FB has recently completed commissioning and is currently field testing the new FB Atlas top-fill conveyor system utilizing hopper bottom trailers that are capable of delivering 27 tons per truck load to the wellsite.

At the end of the third quarter of 2018, Hi-Crush had 16 PropStream container systems in the Permian Basin and Marcellus / Utica plays, an increase from 14 systems at the end of the second quarter of 2018.

"The customer feedback on the operations of our teams at the wellsite has been tremendously positive," said Mr. Rasmus. "Current market conditions caused some operators to delay decisions on their last mile solution providers, however, we are on track to achieve our market penetration goals for year-end. Customers are focused on the last mile value proposition for increased 2019 activity levels and interest in our FB silo systems has been robust. We have explored several ways in which we can utilize this addition to our logistics and wellsite storage offering to improve efficiencies and deliver further value to our customers."

"As of the end of the quarter, Hi-Crush had 16 of the 52 container systems developed by PropX that are currently in the field," said Ms. Fulton. "We expect nearly 60 PropX container systems to be deployed by year-end, of which 20 will be ready for operation by Hi-Crush personnel for our operator customers. We will have 8 silo systems under lease arrangements in November, with several in inventory ready to be deployed, and are continuing to build more systems to put in service by year-end."

Liquidity and Capital Expenditures

As of September 30, 2018, the Partnership had $444.8 million of long-term debt outstanding, and was in compliance with the covenants defined in its senior secured revolving credit facility (the "ABL Facility"). As of September 30, 2018, Hi-Crush had $175.4 million of cash and $97.7 million in available capacity under its ABL Facility.

"Our balance sheet is well positioned for the challenges we face," said Ms. Fulton. "With nearly $275 million in liquidity, including the $175 million of cash, we have more than sufficient funding for our capital projects, our distribution and debt service."

Capital expenditures for the nine months September 30, 2018, totaled $66.8 million. For the full year 2019, capital expenditures are expected to be in the range of $155 to $165 million. The 2018 plan includes the previously announced development and construction of our second Kermit facility ("Kermit 2"), equipment builds to further expand market penetration of the FB Industries silo solution, expansion of the Wyeville facility, and further growth in PropStream and other logistics initiatives.

"We are looking at every project to justify the spending and conserve cash, however, the construction of our second in-basin Permian facility on our reserves in Kermit, Texas, and the expansion of the Wyeville facility in Wisconsin, continue as planned," said Ms. Fulton. "The expansion projects in West Texas and Wisconsin are reflective of our strategic pivot to focus on the needs of operators, and both expansions are supported by strong commitments from new and existing E&P customers. In addition to supplying sand at the minegate or in-basin, our last mile capabilities deepen the value we provide to operators, and we remain committed to expanding the ways in which we can serve those customers. The second Kermit facility is supported by contracts with operators for 75% of its capacity and is on track to be completed by the end of 2018. The Wyeville expansion is fully supported by customer commitments and is on schedule for completion in mid-first quarter of 2019."

Distribution

On October 21, 2018, Hi-Crush declared a quarterly cash distribution of $0.225 per unit on all common units, or $0.90 on an annualized basis, for the third quarter of 2018, down from the previous quarterly cash distribution of $0.75 per unit. The distribution will be paid on November 14, 2018, to unitholders of record on November 1, 2018.

Outlook

For the fourth quarter of 2018, the Partnership expects total sales volumes to be in a range of 2.3 to 2.5 million tons. Volumes sold during the fourth quarter of 2018 are expected to be negatively impacted by continued weakness in completions activity, as well as typical seasonal slowdowns. We anticipate increasing completions activity in 2019 along with refreshed E&P capital budgets, the availability of newly-built takeaway capacity in the Permian Basin, and improving supply/demand dynamics for frac sand.

"We believe some of the market dynamics that coalesced in the third quarter are transitory," said Mr. Rasmus. "With some of these factors alleviating in early 2019 and throughout the coming year, we fully expect a recovery in the demand environment. There is evolving uncertainty regarding Northern White sand and we are not immune to the pressures facing the frac sand industry. However, we believe that our Mine. Move. Manage. strategy and the customer approach we have communicated are the keys to long-term success in the frac sand and logistics sector. The potential commoditization of frac sand production contributed to our original investment in the last mile. We are committed to fundamentally reorienting our business beyond the mine, including an increasing concentration on the logistics of frac sand, and serving customers through value added solutions."

Conference Call

On Wednesday, October 31, 2018, Hi-Crush will hold a conference call for investors at 7:30 a.m. Central Time (8:30 a.m. Eastern Time) to discuss Hi-Crush’s third quarter 2018 results. Hosting the call will be Robert E. Rasmus, Chairman and Chief Executive Officer and Laura C. Fulton, Chief Financial Officer. The call can be accessed live over the telephone by dialing (877) 407-0789, or for international callers, (201) 689-8562. A replay will be available shortly after the call and can be accessed by dialing (844) 512-2921, or for international callers (412) 317-6671. The passcode for the replay is 13683493. The replay will be available until November 14, 2018.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto Hi-Crush’s website at www.hicrush.com under the Investors Relations-Event Calendar and Presentations section. A replay of the webcast will also be available for approximately 30 days following the call. The slide presentation to be referenced on the call will also be on Hi-Crush’s website at www.hicrush.com under the Investors Relations-Event Calendar and Presentations section.
Non-GAAP Financial Measures

This news release and the accompanying schedules include the non-GAAP financial measure of EBITDA, Adjusted EBITDA, distributable cash flow, adjusted earnings per limited partner unit and contribution margin, which may be used periodically by management when discussing our financial results with investors and analysts. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States of America ("GAAP").

We define EBITDA as net income plus depreciation, depletion and amortization and interest expense, net of interest income. We define Adjusted EBITDA as EBITDA, adjusted for any non-cash impairments of long-lived assets and goodwill, earnings (loss) from equity method investments and loss on extinguishment of debt. We define distributable cash flow as Adjusted EBITDA less cash paid for interest expense and maintenance and replacement capital expenditures, including accrual for reserve replacement, plus accretion of asset retirement obligations and non-cash unit-based compensation. We use distributable cash flow as a performance metric to compare cash generating performance of the Partnership from period to period and to compare the cash generating performance for specific periods to the cash distributions (if any) that are expected to be paid to our unitholders. Distributable cash flow will not reflect changes in working capital balances. We define adjusted earnings per limited partner unit as earnings per limited partner unit, adjusted for the impact of non-recurring items.

We use contribution margin, which we define as total revenues less costs of goods sold excluding depreciation, depletion and amortization, to measure our financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of our business such as accounting, human resources, information technology, legal, sales and other administrative activities.

EBITDA, Adjusted EBITDA, distributable cash flow, adjusted earnings per limited partner unit and contribution margin are presented as management believes the data provides a measure of operating performance that is unaffected by historical cost basis and provides additional information and metrics relative to the performance of our business.

About Hi-Crush

Hi-Crush is a fully integrated, strategic provider of proppant and logistics solutions to the North American petroleum industry. We own and operate multiple frac sand mining facilities and in-basin terminals, and provide mine-to-wellsite logistics services that optimize proppant supply to customers in all major basins. Our PropStream service, offering both container- and silo-based wellsite delivery and storage systems, provides the highest level of flexibility, safety and efficiency in managing the full scope and value of the proppant supply chain.  Visit HiCrush.com.

Forward-Looking Statements

Some of the information in this news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Forward-looking statements give our current expectations, and contain projections of results of operations or of financial condition, or forecasts of future events. Words such as "may," "should," "assume," "forecast," "position," "predict," "strategy," "expect," "intend," "hope," "plan," "estimate," "anticipate," "could," "believe," "project," "budget," "potential," "likely," or "continue," and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Hi-Crush’s reports filed with the Securities and Exchange Commission (the "SEC"), including those described under 1A of Hi-Crush’s Form 10-K for the year ended December 31, 2017 and any subsequently filed 10-Q. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the risk factors in our reports filed with the SEC or the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward looking statements include: the volume of frac sand we are able to sell; the price at which we are able to sell frac sand; the outcome of any pending litigation, claims or assessments, including unasserted claims; changes in the price and availability of natural gas or electricity; changes in prevailing economic conditions; and difficulty collecting receivables. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Hi-Crush’s forward-looking statements speak only as of the date made and Hi-Crush undertakes no obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor contact:
Caldwell Bailey, Lead Investor Relations Analyst
Marc Silverberg, ICR
ir@hicrush.com
(713) 980-6270

Unaudited Condensed Consolidated Statements of Operations
(Amounts in thousands, except per unit amounts)

	Three Months Ended
	September 30,		June 30,
	2018	2017	2018
Revenues	$213,972	$167,583	$248,520
Cost of goods sold (excluding depreciation, depletion and amortization)	147,583	119,955	154,531
Depreciation, depletion and amortization	10,241	8,805	10,482
Gross profit	56,148	38,823	83,507
Operating costs and expenses:
General and administrative expenses	16,266	9,583	12,616
Accretion of asset retirement obligations	124	115	123
Other operating expenses	631	200	184
Other operating income	—	(3,554)	—
Income from operations	39,127	32,479	70,584
Other income (expense):
Earnings from equity method investments	1,624	128	1,144
Interest expense	(7,973)	(2,800)	(3,720)
Loss on extinguishment of debt	(6,233)	—	—
Net income	$26,545	$29,807	$68,008
Earnings per limited partner unit:
Basic	$0.30	$0.33	$0.68
Diluted	$0.29	$0.32	$0.67

	Nine Months Ended
	September 30,
	2018	2017
Revenues	$680,605	$386,167
Cost of goods sold (excluding depreciation, depletion and amortization)	444,097	291,920
Depreciation, depletion and amortization	28,522	21,229
Gross profit	207,986	73,018
Operating costs and expenses:
General and administrative expenses	39,822	28,221
Accretion of asset retirement obligations	373	343
Other operating expenses	1,836	343
Other operating income	—	(3,554)
Income from operations	165,955	47,665
Other income (expense):
Earnings (loss) from equity method investments	3,934	(142)
Interest expense	(15,154)	(8,167)
Loss on extinguishment of debt	(6,233)	—
Net income	$148,502	$39,356
Earnings per limited partner unit:
Basic	$1.67	$0.48
Diluted	$1.64	$0.47

Unaudited EBITDA, Adjusted EBITDA and Distributable Cash Flow
(Amounts in thousands)

	Three Months Ended
	September 30,		June 30,
	2018	2017	2018
Reconciliation of distributable cash flow to net income:
Net income	$26,545	$29,807	$68,008
Depreciation and depletion expense	10,241	8,806	10,482
Amortization expense	1,215	421	420
Interest expense	7,973	2,800	3,720
EBITDA	45,974	41,834	82,630
Earnings from equity method investments	(1,624)	(128)	(1,144)
Loss on extinguishment of debt	6,233	—	—
Adjusted EBITDA	50,583	41,706	81,486
Less: Cash interest paid	(7,649)	(2,427)	(3,477)
Less: Maintenance and replacement capital expenditures, including accrual for reserve replacement (a)	(4,914)	(3,399)	(5,561)
Add: Accretion of asset retirement obligations	124	115	123
Add: Unit-based compensation	1,897	1,509	1,810
Distributable cash flow	40,041	37,504	74,381
Less: Distributable cash flow attributable to the holder of incentive distribution rights	—	—	(7,821)
Distributable cash flow attributable to limited partner unitholders	$40,041	$37,504	$66,560

(a)
Maintenance and replacement capital expenditures, including accrual for reserve replacement, were determined based on an estimated reserve replacement cost of $1.35 per ton produced and delivered through September 30, 2017. Effective October 1, 2017, we increased the estimated reserve replacement cost to $1.85 per ton produced and delivered, due to the addition of our Kermit facility. We expect to revise our estimated reserve replacement cost as of January 1, 2019 upon completion of the Kermit 2 facility construction. Such expenditures include those associated with the replacement of equipment and sand reserves, to the extent that such expenditures are made to maintain our long-term operating capacity. The amount presented does not represent an actual reserve account or requirement to spend the capital.

Unaudited EBITDA, Adjusted EBITDA and Distributable Cash Flow
(Amounts in thousands)

	Nine Months Ended
	September 30,
	2018	2017
Reconciliation of distributable cash flow to net income:
Net income	$148,502	$39,356
Depreciation and depletion expense	28,522	21,234
Amortization expense	2,056	1,262
Interest expense	15,154	8,167
EBITDA	194,234	70,019
(Earnings) loss from equity method investments	(3,934)	142
Loss on extinguishment of debt	6,233	—
Adjusted EBITDA	196,533	70,161
Less: Cash interest paid	(14,392)	(7,049)
Less: Maintenance and replacement capital expenditures, including accrual for reserve replacement (a)	(15,150)	(8,189)
Add: Accretion of asset retirement obligations	373	343
Add: Unit-based compensation	5,508	3,906
Distributable cash flow	172,872	59,172
Adjusted for: Distributable cash flow attributable to assets contributed by the sponsor, prior to the period in which the contribution occurred (b)	—	1,247
Distributable cash flow attributable to Hi-Crush Partners LP	172,872	60,419
Less: Distributable cash flow attributable to the holder of incentive distribution rights	(7,664)	—
Distributable cash flow attributable to limited partner unitholders	$165,208	$60,419

(a)
Maintenance and replacement capital expenditures, including accrual for reserve replacement, were determined based on an estimated reserve replacement cost of $1.35 per ton produced and delivered through September 30, 2017. Effective October 1, 2017, we increased the estimated reserve replacement cost to $1.85 per ton produced and delivered, due to the addition of our Kermit facility. We expect to revise our estimated reserve replacement cost as of January 1, 2019 upon completion of the Kermit 2 facility construction. Such expenditures include those associated with the replacement of equipment and sand reserves, to the extent that such expenditures are made to maintain our long-term operating capacity. The amount presented does not represent an actual reserve account or requirement to spend the capital.

(b)
The Partnership's historical financial information has been recast to consolidate Hi-Crush Blair LLC, Hi-Crush Whitehall LLC and Other Assets for the periods leading up to their contribution into the Partnership. For purposes of calculating distributable cash flow attributable to Hi-Crush Partners LP, the Partnership excludes the incremental amount of recast distributable cash flow earned during the periods prior to the contributions.

Unaudited Condensed Consolidated Cash Flow Information
(Amounts in thousands)

	Nine Months Ended
	September 30,
	2018	2017
Operating activities	$187,740	$63,073
Investing activities	(106,663)	(453,106)
Financing activities	88,691	409,418
Net increase in cash	$169,768	$19,385

Unaudited Condensed Consolidated Balance Sheets
(Amounts in thousands, except unit amounts)

	September 30, 2018	December 31, 2017
Assets
Current assets:
Cash	$175,430	$5,662
Accounts receivable, net	122,897	139,448
Inventories	73,037	44,272
Prepaid expenses and other current assets	9,060	2,832
Total current assets	380,424	192,214
Property, plant and equipment, net	951,158	899,158
Intangible assets, net	70,008	8,416
Equity method investments	29,504	17,475
Other assets	8,246	5,877
Total assets	$1,439,340	$1,123,140
Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$60,537	$46,794
Accrued and other current liabilities	54,349	29,931
Current portion of deferred revenues	19,840	4,399
Due to sponsor	5,345	12,399
Current portion of long-term debt	790	2,957
Total current liabilities	140,861	96,480
Deferred revenues	3,241	7,384
Long-term debt	443,974	194,462
Asset retirement obligations	10,552	10,179
Other liabilities	8,464	19,000
Total liabilities	607,092	327,505
Commitments and contingencies
Partners' capital:
General partner interest	—	—
Limited partners interest, 89,866,063 and 89,009,188 units outstanding, respectively	832,248	795,635
Total partners’ capital	832,248	795,635
Total liabilities and partners’ capital	$1,439,340	$1,123,140

Unaudited Per Ton Operating Activity
(Amounts in thousands, except tons and per ton amounts)

	Three Months Ended
	September 30,		June 30,
	2018	2017	2018
Sand sold	2,775,360	2,456,195	3,037,504
Sand produced and delivered	2,655,831	2,517,752	3,006,091
Contribution margin	$66,389	$47,628	$93,989
Contribution margin per ton sold	$23.92	$19.39	$30.94

	Nine Months Ended
	September 30,
	2018	2017
Sand sold	8,430,491	5,953,598
Sand produced and delivered	8,188,959	6,065,840
Contribution margin	$236,508	$94,247
Contribution margin per ton sold	$28.05	$15.83

Unaudited Net Income per Limited Partner Unit
(Amounts in thousands, except units and per unit amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Weighted average limited partner units outstanding:	2018	2017	2018	2017
Basic common units outstanding	89,277,833	91,030,558	88,848,290	85,277,011
Potentially dilutive common units	1,536,881	997,066	1,536,881	997,066
Diluted common units outstanding	90,814,714	92,027,624	90,385,171	86,274,077
Reconciliation of net income and the assumed allocation of net income under the two-class method for purposes of computing earnings per limited partner unit:

	Three Months Ended September 30, 2018
	General Partner and IDRs	Limited Partner Units	Total
Declared distribution	$—	$22,695	$22,695
Assumed allocation of distribution in excess of earnings	—	3,850	3,850
Assumed allocation of net income	$—	$26,545	$26,545

Earnings per limited partner unit - basic		$0.30
Earnings per limited partner unit - diluted		$0.29

	Three Months Ended September 30, 2017
	General Partner and IDRs	Limited Partner Units	Total
Declared distribution	$—	$13,655	$13,655
Assumed allocation of earnings in excess of distribution	—	16,152	16,152
Assumed allocation of net income	$—	$29,807	$29,807

Earnings per limited partner unit - basic		$0.33
Earnings per limited partner unit - diluted		$0.32

	Nine Months Ended September 30, 2018
	General Partner and IDRs	Limited Partner Units	Total
Declared distribution	$7,664	$109,836	$117,500
Assumed allocation of earnings in excess of distributions	(7,228)	38,230	31,002
Assumed allocation of net income	$436	$148,066	$148,502

Earnings per limited partner unit - basic		$1.67
Earnings per limited partner unit - diluted		$1.64

	Nine Months Ended September 30, 2017
	General Partner and IDRs	Limited Partner Units	Total
Declared distribution	$—	$13,655	$13,655
Assumed allocation of earnings in excess of distributions	—	25,701	25,701
Add back recast losses attributable to Whitehall and Other Assets through March 15, 2017	—	1,471	1,471
Assumed allocation of net income	$—	$40,827	$40,827

Earnings per limited partner unit - basic		$0.48
Earnings per limited partner unit - diluted		$0.47